UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant       ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lyris, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803

March xx, 2009

Dear Stockholder:

     You are cordially invited to attend the annual meeting (the “Annual Meeting”) of stockholders of Lyris, Inc. to be held on Wednesday, May 13, 2009, at 11:00 a.m., local time, at the Woodfin Suites, 5800 Shellmound St., Emeryville, California 94608.

     Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). Included with the Proxy Statement is a copy of our 2008 Annual Report.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage to read the enclosed Proxy Statement before you decide to vote. You may vote by mailing a completed enclosed proxy card and return the enclosed proxy as promptly as possible. Your vote by proxy will ensure your representation at the Annual Meeting.

     Thank you for your ongoing support of Lyris, Inc. We look forward to seeing you at our Annual Meeting.

Very truly yours,

Luis A. Rivera
Chief Executive Officer

Emeryville, California
March XX, 2009

LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803
____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m., Wednesday, May 13, 2009

Place:	Woodfin Suites, 5800 Shellmound Street, Emeryville, California 94608

Record Date:	Stockholders at the close of business on March 16, 2009 are entitled to vote

Matters to be voted upon:

  Election of two Class I directors, Andrew Richard Blair and Nicolas De Santis Cuadra, for terms expiring at the end of the fiscal year ending June 30, 2011.

  Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock, par value $0.01 per share, at a ratio of not less than one-for-four and not more than one for ten (the “Reverse Stock Split”). Consequently, granting our board of directors the discretionary authority to effect the Reverse Stock Split at any time prior to our next annual meeting;

  Ratification of an amendment to our 2005 Equity-Based Compensation Plan to increase shares available for options issuance by four million shares;

  Ratification our Audit Committee’s appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009; and

  Any other business as may properly brought before the Annual Meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of Lyris, Inc. Common Stock, at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting.

     This notice of meeting and accompanying proxy statements are first being sent to our stockholders on or about March 26, 2009.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of stockholders to be held on May 13, 2009

     The proxy statement and our 2008 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, are available at www.lyris.com under “Company,” then “Investor Relations,” under “Financial Report,” then “10-K” and “Proxy”

By Order of the Board of Directors,

Heidi L. Mackintosh
Secretary

March xx, 2009

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure representation at the meeting, in the enclosed postage paid envelope, for your convenience. Returning your proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803

____________

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held at 11:00 a.m., on Wednesday, May 13, 2009
at the Woodfin Suites, 5800 Shellmound Street, Emeryville, California 94608

________________________

     We are furnishing this proxy statement to our stockholders in connection with the 2009 Annual Meeting of Stockholders.

     Our board of directors is soliciting the proxy of our shareholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our stockholders on or about March 26, 2009.

     The mailing address for our principal executive offices is 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803.

_________________________

PROCEDURAL MATTERS

SOLICITATION AND REVOCABILITY OF PROXIES

     The board of directors (the “Board of Directors”) of Lyris, Inc. (“Lyris” or the “Company”) requests your proxy for use at the annual meeting (the “Annual Meeting”) of our stockholders to be held on Wednesday, May 13, 2009, at 11:00 AM, local time, at the Woodfin Suites, 5800 Shellmound St., Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed proxy (the “Proxy”), you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the form of Proxy were first mailed to our stockholders on March 26, 2009.

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (the “Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

     The only voting securities we currently have outstanding are shares of our Common Stock. As of the close of business on March 16, 2008 (the “Record Date”), there were XXX,XXX,XXX shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum shall not be present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board of Directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE

ELECTION OF TWO CLASS I DIRECTORS

     The Board of Directors has designated Messers. Andrew Richard Blair and Nicolas De Santis Cuadra as nominees for election as Class I directors of the Company at the Annual Meeting (the “Nominees”). Each Nominee currently serves as a Class I director. If elected, a Nominee will serve until the expiration of his term at the Annual Meeting of our stockholders following the end of the fiscal year ending June 30, 2011, and until his respective successor is elected and qualified or until his earlier death, resignation or removal from office. For information about the Nominees, see “Directors.”

     The Board of Directors has no reason to believe that a Nominee will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominee.

The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominee.

PROPOSAL TWO

GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS
TO EFFECT A REVERSE STOCK SPLIT AND REDUCE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

     In the proxy statement for our annual meeting held February 13, 2008, the Board of Directors solicited proxies with respect to a proposal to authorize a one-for-four reverse stock split of the outstanding Common Stock and to grant the Board of Directors discretion to effect such reverse stock split by filing an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “2008 Stock Split”). The requisite number of stockholders entitled to vote for the 2008 Stock Split approved the 2008 Stock Split. However, prior to the date of this Proxy Statement, in its discretion as provided by the proposal related to the 2008 Stock Split, the Board of Directors unanimously adopted a resolution to abandon the 2008 Stock Split.

     The Board of Directors has unanimously adopted a resolution declaring advisable, and recommending to the Company’s stockholders for their approval, a proposed amendment to Article Fourth of the Company’s Certificate of Incorporation (the “Amendment”) that would authorize (i) a reverse stock split of the outstanding Common Stock at a ratio of not less than one-for-four and not more than one-for-ten (the “Reverse Stock Split”) and (ii) a reduction in the number of authorized shares of Common Stock from 200,000,000 to 50,000,000. Approval of this proposal will grant the Board of Directors the discretion to file the Amendment at any time prior to the Annual Meeting of the Company’s stockholders for the fiscal year ending June 30, 2009. The form of the Amendment is attached to this Proxy Statement as Appendix A.

     The range of ratios of the Reverse Stock Split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is 1:4 to 1:10, and the ratio of reduction in the number of authorized shares of Common Stock is 1:4. Accordingly, an approval of this proposal would approve the Reverse Stock Split at any ratio between 1:4 to 1:10 and would authorize the Board of Directors, at any time that the Board of Directors determines is appropriate prior to the Annual Meeting of the Company’s stockholders for the fiscal year ending June 30, 2009 to select the exact exchange ratio within that range to implement the Reverse Stock Split and reduce the number of authorized shares of Common Stock. The Board of Directors believes that approval of a proposal granting such discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board of Directors with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders. In addition, approval of this proposal would give the Board of Directors the authority to abandon the Reverse Stock Split and the reduction in the number of authorized shares of Common Stock altogether in the event that the Board of Directors determines that it would not be in the best interests of the Company.

     If the Amendment is implemented, the number of shares of Common Stock owned by each of the Company’s stockholders will be reduced by the same proportion as the reduction in the total number of shares of Common Stock outstanding, so that the percentage of the outstanding Common Stock owned and, accordingly, the voting power held by each of the Company’s stockholders, will remain approximately the same as it was prior to the implementation of the Amendment. The Reverse Stock Split would reduce the number of outstanding shares of Common Stock by approximately 75% to 90% (depending on the final reverse split ratio selected within the proposed range of 1:4 to 1:10) and would reduce the number of authorized shares of Common Stock by approximately 75%, leaving the par value of the Common Stock unchanged at $0.01 per share. Since the number of outstanding shares of Common Stock would be reduced at a greater percentage than the number of authorized shares of Common Stock at any ratio higher than 1:4, the net effect of the Amendment could be to increase the number of shares of authorized but unissued Common Stock if the Board of Directors selects a ratio greater than 1:4. If the ratio selected is greater than 1:4, the Company has no current plans to issue any of these additional authorized shares of Common Stock.

Reasons for the Reverse Stock Split

     The primary purpose of the Reverse Stock Split is to increase the per share trading value of the Company’s Common Stock in order to seek the listing of the Common Stock on The NASDAQ Stock Market (“Nasdaq”). Generally speaking, in order to obtain the listing of the Company’s Common Stock on Nasdaq, the minimum daily closing bid price per share of Common Stock must be $5.00 or greater, for initial listing on The Nasdaq Global Market, or $4.00 or greater, for initial listing on The Nasdaq Capital Market. The Board of Directors believes that an increase in the trading price of the Company’s Common Stock and listing on The Nasdaq Global Market or The Nasdaq Capital Market will make the Company a more attractive investment for institutional investors. The Board of Directors intends to effect the proposed Reverse Stock Split, if at all, only if it believes that a decrease in the number of shares outstanding is likely to improve the trading market for the Common Stock and the likelihood of the Common Stock’s listing on Nasdaq. If the trading price of the Company’s Common Stock increases without the Reverse Stock Split, the Reverse Stock Split may be deemed unnecessary. However, even if the Company effects the Reverse Stock Split, there can be no assurance of a relative increase in the per share trading price of the Company’s Common Stock.

Accounting Adjustments

     Adjustments to the Company’s financial statements to reflect the Reverse Stock Split are expected to be minimal. If the Reverse Stock Split is implemented, the par value of the Company’s Common Stock will remain $0.01 per share. As a result, on the effective date of the Reverse Stock Split the stated capital of the Common Stock on the Company’s balance sheet will be reduced to between 10% and 20% of its present amount (depending on the final reverse split ratio selected within the proposed range of 1:4 to 1:10), and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. The stockholders’ equity of the Company, in the aggregate, will remain unchanged. The Company’s historical earnings per share data would also be restated to reflect the Reverse Stock Split. The expected immediate effect of the Reverse Stock Split in the market would be an increase in the trading price per share for the Company’s Common Stock and a decrease in the number of issued and outstanding shares of Common Stock that were available for trading, as compared to pre-Reverse Stock Split levels.

Possible Effects of the Reverse Stock Split

     If the Company’s stockholders approve the Reverse Stock Split, the Amendment will become effective upon the Board of Directors’ decision to implement the Reverse Stock Split at the selected ratio and the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware substantially in the form of Annex A to this Proxy Statement. Stockholders have no rights under Delaware law or the Company’s Certificate of Incorporation or Bylaws to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

     The Reverse Stock Split will not affect the registration of the Common Stock under the Securities Act of 1933, the Company’s filing and disclosure obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) or the listing of the Common Stock on the OTC Bulletin Board (“OTCBB”). Following the Reverse Stock Split, the Company’s Common Stock will continue to be listed on the OTCBB under the symbol “JLHY.OB.” If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

     The Reverse Stock Split also will not have a dilutive effect on existing or future awards under the Company’s equity-based compensation plan. If the Amendment is implemented, the Board of Directors will take appropriate action, as required, to adjust proportionately the number of shares of Common Stock available for awards, the number of shares of Common Stock that may be acquired pursuant to any awards and the price (including the exercise price) for each share of Common Stock subject to outstanding options or other awards.

     The Board of Directors does not anticipate that the Reverse Stock Split will materially affect the Company’s net operating loss carryforwards (“NOLs”). However, the Board of Directors may effect the Reverse Stock Split even if doing so will have an adverse effect on the NOLs, if the Board of Directors determines that the Reverse Stock Split is otherwise in the best interests of the Company.

     Based on approximately [__________] shares of the Common Stock outstanding as of the record date, the following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of the Reverse Stock Split at various ratios within the proposed range:

		Approximate Number of
	Approximate Percentage	Shares of Common Stock to be
	Reduction in Outstanding	Outstanding after the Reverse
Proposed Ratio	Common Stock	Stock Split
1:10	90.0%	[__________]

1:9	88.9%	[__________]

1:8	87.5%	[__________]

1:7	85.7%	[__________]

1:6	83.3%	[__________]

1:5	80.0%	[__________]

1:4	75.0%	[__________]

     If the Reverse Stock Split is effected, no certificates representing fractional share interests in the Common Stock would be issued, and no such fractional share interest would entitle the holder thereof to any rights as a stockholder (other than the right to receive cash). In lieu of any such fractional share interest, upon surrender of the certificates representing a holder’s Common Stock, such holder would be paid cash by the Company in an amount equal to the product of such fraction multiplied by the last trade price of the Common Stock on the OTC Bulletin Board (the “OTCBB”) on the day that the Reverse Stock Split becomes effective (or, in the event the Common Stock is not so traded on that day, such last trade price on the next preceding day on which the Common Stock is traded). Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the jurisdiction to which they were paid. All shares held by a stockholder would be aggregated, and one new stock certificate will be issued, unless the transfer agent is otherwise notified by the stockholder.

Procedures for Exchange of Certificates

     As soon as practicable after the day that the Reverse Stock Split becomes effective, each stockholder of record will be mailed a transmittal form and be provided the opportunity (but shall not be obligated) to surrender their certificates to the Company’s exchange agent, STOCKTRANS (the “Exchange Agent”), in exchange for certificates and cash in lieu of fractional shares representing post-split Common Stock. Stockholders will not receive certificates for shares of post-split Common Stock or cash in lieu of fractional shares unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as we or the Exchange Agent may require. Beginning on the day that the Reverse Stock Split becomes effective, each certificate representing shares of the pre-split Common Stock would be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

     No service charge would be payable by stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company. STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY’S EXCHANGE AGENT.

Material Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.

     This summary is limited to holders who hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  banks, insurance companies or other financial institutions;

  foreign persons or entities;

  holders subject to the alternative minimum tax;

  tax-exempt organizations;

  dealers in securities or commodities;

  persons who acquired shares of our Common Stock in compensatory transactions;

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  certain former citizens or long-term residents of the United States;

  persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

  persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

     In addition, if a partnership holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships and partners in partnerships that hold our Common Stock should consult their tax advisors regarding the tax consequences of the Reverse Stock Split.

THIS DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Federal Income Tax Consequences to Lyris, Inc.

     We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Solely Shares of Post-Split Common Stock

     Holders who receive solely shares of post-split Common Stock in the Reverse Stock Split will not recognize gain or loss as a result of the Reverse Stock Split. Such holder will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Federal Income Tax Consequences to Stockholders Who Receive Solely Cash in the Reverse Stock Split

     Each holder of our Common Stock who receives solely cash in the Reverse Stock Split and does not actually or constructively own any shares of post-split Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in the Reverse Stock Split and the holder’s adjusted tax basis in his or her shares of pre-split Common Stock. Any recognized capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year and otherwise will constitute short-term capital gain or loss. Long-term capital gains of individuals and other non-corporate taxpayers are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Federal Income Tax Consequences to Holders Who Receive Cash and Post-Split Common Stock in the Reverse Stock Split

     Each holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will generally recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received in connection with the Reverse Stock Split, and (b) the amount, if any, by which the sum of the cash and fair market value of the shares of post-split Common Stock received in the Reverse Stock Split exceed the holder’s adjusted tax basis in his or her shares of pre-split Common Stock.

     Gain recognized in connection with the Reverse Stock Split generally will be capital gain, unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated: (a) first, as dividend income to the extent of the holder’s ratable share of the undistributed earnings and profits of the Company as calculated for U.S. federal income tax purposes, if any, (b) second, as a tax-free return of capital to the extent of the holder’s adjusted tax basis in his or her shares of pre-split Common Stock, and (c) third, as capital gain. The determination of whether gain recognized by a holder of our Common Stock will have the effect of a distribution of a dividend is discussed below under the caption “Treatment of Cash as a Dividend.” Any recognized gain that is treated as capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year. Long-term capital gains of individuals and other non-corporate taxpayers are eligible for reduced rates of taxation.

     A holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock, reduced by the amount of any cash received by the holder in the Reverse Stock Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend) recognized by the holder in the Reverse Stock Split. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Treatment of Cash as a Dividend

     In general, the determination of whether the gain recognized by a holder of our Common Stock will be treated as capital gain or dividend income depends on whether and to what extent the Reverse Stock Split reduces a holder’s deemed percentage stock ownership interest in the Company and upon such holder’s particular circumstances. For purposes of this determination, a holder of our Common Stock will be treated as if the portion of the shares of pre-split Common Stock exchanged for cash had been redeemed by the Company for cash (“deemed redemption”). The gain recognized in the Reverse Stock Split will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend,” as those terms are used in the Code.

     The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below, and immediately after the deemed redemption the holder owns less than 50 percent of the total combined voting power of all classes of our voting stock. Whether the deemed redemption is not “essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of our Common Stock. In general, that determination requires a comparison of (i) the percentage of our Common Stock that the holder is deemed actually and/or constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding Common Stock that is actually and/or constructively owned by the holder immediately after the deemed redemption. The IRS has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in his or her percentage stock ownership interest under the foregoing analysis. In applying the foregoing tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the shares of our Common Stock actually owned. Holders of our Common Stock are strongly urged to consult their own tax advisors as to the application of the constructive ownership rules and as to whether the cash received in the Reverse Stock Split will be treated as a dividend.

Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15 percent rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate holder of our Common Stock, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult your tax advisor regarding the applicability of the 15 percent rate to any cash that is treated as a dividend as described above.

Backup Withholding

     Backup withholding at 28 percent may apply with respect to certain payments, including cash received in the Reverse Stock Split, unless a holder of our Common Stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person and otherwise complies with applicable requirements of the backup withholding rules. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Required Vote and Recommendation

     The affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted in favor of this proposal.

     The Board of Directors recommends that the stockholders vote “FOR” approval of the amendment to the Certificate of Incorporation effecting the Reverse Stock Split and a grant of discretionary authority to the Board to effect the Reverse Stock Split.

PROPOSAL THREE

RATIFICATION OF AN AMENDMENT TO THE J.L. HALSEY CORPORATION AMENDED AND
RESTATED 2005 EQUITY-BASED COMPENSATION PLAN

General

     The Board of Directors adopted an amendment (the “Plan Amendment”) to the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan (the “Equity Based Compensation Plan”). The full text of the Plan Amendment, as currently in place and as proposed to be ratified by the Company’s stockholders, is set forth in Annex B to this Proxy Statement, and the following discussion is qualified by reference to the full text of the Plan Amendment and the Equity Based Compensation Plan (as previously filed with the Company’s proxy statement for its annual meeting for the fiscal year ended June 30, 2005). Unless otherwise specified, references made to the term “Equity Based Compensation Plan” shall refer to the Equity Based Compensation Plan as amended by the Plan Amendment.

     As of January 30, 2009, 761,384 shares had been issued, 1,100,109 shares were available for future awards (absent ratification of the Plan Amendment) and 11,338,497shares were subject to the outstanding awards under the Equity Based Compensation Plan. The 11,338,497 shares subject to outstanding awards under the Equity Based Compensation Plan include an aggregate of 11,338,497 shares that underlie outstanding unexercised stock options. The exercise prices for the outstanding unexercised stock options range from $0.30-$1.30 (inclusive). As of January 30, 2009, the closing price per share of Common Stock on the OTC Bulletin Board (the “OTCBB”) was $0.31. The sole purpose and effect of the Plan Amendment is to increase the number of shares of Common Stock that may be issued in connection with awards granted under the Equity Based Compensation Plan from 13,200,000 shares to 17,200,000 shares, thereby increasing the number of shares available for future awards under the Equity Based Compensation Plan by 4,000,000 shares.

     Stockholder ratification of the Plan Amendment is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Code, (ii) to comply with the incentive stock options rules under Section 422 of the Code) and (iii) to comply with requirements under California state securities laws.

Description of the Equity Based Compensation Plan

Purpose

     The purpose of the Equity Based Compensation Plan is to provide a means through which the Company may attract and retain able persons as employees, directors and consultants of the Company by providing awards the value of which is tied to the performance of the Company’s Common Stock, thereby strengthening their concern for the welfare of the Company and the desire to remain in its employ. A further purpose of the Equity Based Compensation Plan is to provide such employees and directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting incentive stock options (“ISOs”), stock options that are not ISOs (“Nonstatutory Options”), stock appreciation rights (“SARs”), restricted stock awards, phantom stock awards or any combination of the foregoing.

Available Shares

     Absent ratification of the Plan Amendment, the maximum number of shares of Common Stock that may be issued in connection with awards granted under the Equity Based Compensation Plan may not exceed 13,200,000 shares. This maximum number of shares is subject to adjustments to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split (including the proposed Reverse Stock Split) or consolidation of shares of Common Stock or any like capital adjustment, the payment of any stock dividend and/or a change in the character or class of shares covered by the Equity Based Compensation Plan arising from a readjustment or recapitalization of Common Stock. For example, a reverse stock split (including the proposed Reverse Stock Split) would have the effect of decreasing proportionately the amount of Common Stock available for awards under the Equity Based Compensation Plan, decreasing proportionately the number of shares of Common Stock that may be acquired under any award and increasing proportionately the price (including the exercise price) for each share of Common Stock subject to outstanding awards.

Eligibility and Individual Award Limitations

     Awards may be made under the Equity Based Compensation Plan to all officers and employees, or prospective officers and employees, of the Company or of any subsidiary of the Company, and other persons who provide services to the Company or to any subsidiary of the Company, including directors of the Company. As of January 30, 2009, all employees, all six directors and no consultants would have been eligible to receive awards under the Equity Based Compensation Plan.

     In each fiscal year or 12-month period, as applicable, when the Equity Based Compensation Plan is in effect, persons eligible to participate in the Equity Based Compensation Plan who are designated by the Board of Directors as likely to be a “covered employee” within the meaning of section 162(m) of the Code may not be granted awards relating to more than 6,000,000 shares of Common Stock (such number being subject to adjustment as described in “Description of the Equity Based Compensation Plan — Available Shares,” above) or, in the case of awards not related to shares of Common Stock, with a value at the time of payment in excess of $5,000,000.

Administration

     Except to the extent the Board of Directors elects to administer the Equity Based Compensation Plan, the Equity Based Compensation Plan will be administered by a committee (as used herein, the term “Committee” shall be deemed to also include references to the Board of Directors) comprised of at least two members of the Board of Directors, as chosen by the Board of Directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” as defined under section 162(m) of the Code, unless administration of the Equity Based Compensation Plan by “outside directors” is not required in order to qualify for tax deductibility under section 162(m) of the Code. Subject to the Equity Based Compensation Plan, the Committee will have the authority to, among other things, (a) select the persons to whom awards will be made; (b) prescribe the amount and the terms and conditions of such awards; (c) construe, interpret and apply the provisions of the Equity Based Compensation Plan and of any award made under the Equity Based Compensation Plan; (d) accelerate the time of exercisability of any stock option granted under the Equity Based Compensation Plan; (e) make determinations of the fair market value (as defined in the Equity Based Compensation Plan) of the stock pursuant to the Equity Based Compensation Plan; (f) delegate its duties under the Equity Based Compensation Plan to such agents as it may appoint from time to time; and (g) subject to ratification by the Board of Directors, terminate, modify, or amend the Equity Based Compensation Plan.

Awards

     The right of a participant to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited under the Equity Based Compensation Plan in the case of an award intended to qualify under section 162(m) of the Code.

     Stock Options. Stock options granted under the Equity Based Compensation Plan may either be ISOs within the meaning of section 422 of the Code or Nonstatutory Options. The exercise price per share of Common Stock covered by an ISO may not be less than the greater of the par value per share of Common Stock or 100% of the fair market value (as defined in the Equity Based Compensation Plan) per share of Common Stock on the date of grant of the ISO (110% in the case of an ISO granted to an individual who owns 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary). The exercise price per share of Common Stock covered by a Nonstatutory Option may not be less than the par value per share of Common Stock.

     The Committee, acting in its sole discretion, may determine the method by which the exercise price of a stock option may be paid or deemed to be paid, including, without limitation, in cash or by check, by means of a cashless exercise procedure, in the form of unrestricted shares of Common Stock or, subject to applicable law, by any other form of consideration deemed appropriate.

     SARs. An SAR constitutes a right of the holder to receive, in cash and/or shares of Common Stock of equivalent value, as determined by the Committee in its sole discretion, an amount equal to the excess of (i) the fair market value (as defined in the Equity Based Compensation Plan) of one share of Common Stock on the applicable exercise or designated settlement date over (ii) the grant price of the SAR, as determined by the Committee. SARs may be awarded in conjunction with a stock option award (a so-called “tandem SAR”) or independent of any stock option award (a so-called “stand-alone SAR”). A tandem SAR may be awarded either at or after the time the related option award is granted, provided that a tandem SAR awarded in conjunction with an ISO may only be awarded at the time the ISO is granted. Generally, a tandem SAR will be exercisable only at the time and to the extent and subject to the conditions as the related option is exercisable. The exercise of a tandem SAR will terminate the related option to the extent of the shares of Common Stock with respect to which the SAR is exercised, and vice-a-versa.

     Restricted Stock Awards and Phantom Stock Awards. The Committee may grant stock awards upon such terms and conditions as the Committee may determine. Stock awards may take the form of a transfer of shares of restricted stock or an award of phantom stock representing a right to receive shares of our Common Stock, cash or a combination thereof at the end of a specified deferral period and, in either case, may be subject to designated vesting conditions and transfer restrictions.

     Unless the Committee determines otherwise, a non-vested stock award will be forfeited upon the recipient’s termination of employment or other service and reacquired by the Company. The Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to stock awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of stock awards.

     Unless otherwise determined by the Committee, the recipient of a restricted stock award will be entitled to receive dividend payments on the shares of restricted stock and the recipient of a phantom stock award will be entitled to receive dividend equivalent payments on or with respect to the shares of Common Stock that remain covered by the award (which the Committee may specify are payable on a deferred basis and are forfeitable to the same extent as the underlying award). Except to the extent restricted by the Committee, a recipient of restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock.

     Bonus Stock and Awards in Lieu of Company Obligations. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the Equity Based Compensation Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. The Committee will determine any terms and conditions applicable to grants of Common Stock or other awards, including performance criteria associated with an award. Any grant of Common Stock to an officer of the Company or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by the Committee.

     Dividend Equivalents. Dividend equivalents may be granted entitling a participant in the Equity Based Compensation Plan to receive cash, Common Stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments at the discretion of the Committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional Common Stock, awards, or other investment vehicles. The Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

     Other Stock-Based Awards. Participants in the Equity Based Compensation Plan may be granted, subject to applicable legal limitations and the terms of the Equity Based Compensation Plan and its purposes, other awards related to Common Stock (in terms of being valued, denominated, paid or otherwise defined by reference to Common Stock). Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries. The Committee will determine terms and conditions of all such awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an award. Cash awards may granted as an element of or a supplement to any awards permitted under the Equity Based Compensation Plan.

     Performance Awards. The Committee may designate that certain awards granted under the Equity Based Compensation Plan constitute “performance awards.” A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. Additionally, performance award also means an award granted to the chief executive officer or any other person designated by the Committee, at the time of grant of the performance award, as likely to be one of the next four highest paid officers of the Company (a “Covered Employee”). One or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria) shall be used by the Committee: (a) earnings per share; (b) increase in revenues; (c) increase in cash flow; (d) increase in cash flow return; (e) return on net assets, return on assets, return on investment, return on capital, or return on equity; (f) economic value added; (g) operating margin or contribution margin; (h) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (i) total stockholder return; (j) debt reduction; and (k) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Other Provisions

     Tax Withholding. At the discretion of the Committee and subject to conditions that the Committee may impose, a participant’s tax withholding with respect to an award under the Equity Based Compensation Plan may be satisfied by withholding from any payment related to an award or by the withholding of shares of Common Stock issuable pursuant to the award based on the fair market value (as defined in the Equity Based Compensation Plan) of the shares of Common Stock.

     Merger or Recapitalization. If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments shall be made by the Committee in the shares subject to an award under the Equity Based Compensation Plan.

     Change in Control. Upon a change in control (as such term is defined in the Equity Based Compensation Plan) the Committee, acting in its sole discretion without the approval of any holder, shall have the power to effect any of the following alternatives with respect to options: (a) accelerate the exercisability of the options to be exercised before a specified date, after which unexercised options will terminate; (b) require the mandatory surrender to and repurchase by the Company of all outstanding options; or (c) make such adjustments to options then outstanding as the Committee deems appropriate to reflect such change in control. The Committee will make such changes as it deems appropriate in the number and price of shares of Common Stock or other consideration subject to other awards. Also, the Committee may, in its discretion, fully vest and cause all restrictions to lapse applicable to any restricted stock award. Any such action may vary both among different restricted stock award holders and different restricted stock awards held by the same holder.

     Amendment. Without stockholder approval, the Board of Directors may at any time and from time to time with respect to any shares which, at the time, are not subject to awards, suspend, discontinue, revise, or amend the Equity Based Compensation Plan in any respect whatsoever, and may amend any provision of the Equity Based Compensation Plan or any award agreement to make the Equity Based Compensation Plan or the award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, the Employee Retirement Income Security Act of 1974 (ERISA), or any other law, rule or regulation that may affect the Equity Based Compensation Plan. Such amendments are subject to stockholder approval to the extent such approval is required by any state or federal law and regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The Board of Directors may also amend, modify, suspend or terminate the Equity Based Compensation Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or the Equity Based Compensation Plan or for any other purpose permitted by law. The Equity Based Compensation Plan may not be amended without stockholder approval to increase the aggregate number of shares of Common Stock that may be issued under the Equity Based Compensation Plan. Except as provided above, no amendment, modification, suspension or termination of the Equity Based Compensation Plan may alter or impair awards previously granted under the Equity Based Compensation Plan without the consent of the affected participant.

     Transferability of Awards. In accordance with rules prescribed by the Committee, the Committee may permit a person to transfer in the form of a gift Nonstatutory Options, SARs, phantom stock rights or restricted stock awards (if such restricted stock award does not require the transfer of consideration by the participant or the holder other than usual and customary service) (i) to a child (including a step or in-law relationship), grandchild, parent (including a step or in-law relationship), grandparent, spouse, former spouse, sibling (including an in-law), niece, or nephew, including adoptive relationships in any case, and any person sharing the household of a holder of such award (“Immediate Family Members”), (ii) to a trust established for the exclusive benefit of one or more Immediate Family Members, (iii) to a partnership in which Immediate Family Members are the only partners or (iv) pursuant to a qualified domestic relations order. An SAR granted in tandem with a Nonstatutory Option will not be transferable other than in connection with the transfer of the Nonstatutory Option to which the SAR relates. Other than as described above, awards will not be transferable other than by will or the laws of descent and distribution.

     Following the transfer of any award described above, such awards will remain subject to the same terms and conditions as were applicable to such awards immediately prior to transfer, provided that the transferee will be substituted for the transferor to the extent appropriate to enable the transferee to exercise the transferred awards. When transferred awards are exercised by a transferee, the Common Stock received as a result of the exercise may be subject to the one year holding period and other limitations on resale prescribed by Rule 144 promulgated under the Securities Act of 1933. In addition, awards transferred by a participant subject to the reporting requirements of Section 16(a) of the Exchange Act to Immediate Family Members in the same household as the transferor will continue to be reportable by the transferor as indirectly owned by the transferor.

     Any holder of an award desiring to transfer such award to an Immediate Family Member must make an application for transfer and comply with such other requirements as the Committee may require. To the extent regulations promulgated under the Exchange Act permit awards to be transferred in circumstances other than as described above, the Committee may, but will not be obligated to, amend the Equity Based Compensation Plan to permit transfers as permitted by such regulations.

Federal Tax Consequences

     The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to participants arising from participation in the Equity Based Compensation Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the Equity Based Compensation Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential gift and estate, foreign, state, or local tax consequences. In addition, certain awards under the Equity Based Compensation Plan could potentially be subject to section 409A of the Code. However, the Company does not presently intend to grant awards under the Equity Based Compensation Plan that would be subject to section 409A of the Code. As a result, no attempt has been made to discuss the potential implications of section 409A of the Code to awards under the Equity Based Compensation Plan. You should consult with your tax advisor concerning the specific tax consequences of participating in the Equity Based Compensation Plan.

     Nonstatutory Options; SARs; ISOs

     Participants generally will not realize taxable income upon the grant of Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a participant will recognize ordinary compensation income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Common Stock received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

     Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the ISO (“ISO Stock”) over the exercise price of the ISO will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax (“AMT”). The payment of any AMT attributable to the exercise of an ISO would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the AMT for that year.

     Upon the disposition of ISO Stock that has been held for the requisite holding period (at least two years from the date of grant and one year from the date of exercise of the ISO), a participant will recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

     If a Disqualifying Disposition occurs in the same year in which an ISO is exercised, AMT income resulting from the exercise of the ISO will not exceed the gain resulting from the disposition of the ISO Stock. The ordinary income resulting from a Disqualifying Disposition in a later year will not be considered income for AMT purposes. In addition, the basis of ISO Stock for purposes of determining gain or loss for AMT purposes will equal the exercise price plus the amount by which the participant’s AMT income was increased.

     The Company and its subsidiaries will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, the Company (or a subsidiary) will then, subject to the discussion below under “—Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

     Under current rulings, if a participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the exercise price (although a participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Common Stock received upon exercise which equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Common Stock surrendered in satisfaction of the exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant’s transfer of previously held Common Stock in full or partial satisfaction of the exercise price of an option, the tax consequences of the reload option will be as provided above for an ISO or a Nonstatutory Option, depending on whether the reload option itself is an ISO or a Nonstatutory Option.

     The Equity Based Compensation Plan allows the Committee to permit the transfer of awards in limited circumstances. See “Description of the Equity Based Compensation Plan — Other Provisions — Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

     The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options or SARs. However, the IRS informally has indicated that, in situations other than divorce, after a transfer of Nonstatutory Options, the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Nonstatutory Options.

     The IRS has not specifically addressed the tax consequences of a transfer of SARs.

     Phantom Stock Rights; Restricted Stock Awards; Cash Awards

     A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a stock award in the form of phantom stock rights denominated in Common Stock, but rather, will generally recognize ordinary compensation income at the time he receives Common Stock in satisfaction of the phantom stock rights in an amount equal to the fair market value of the Common Stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to a restricted stock award or bonus stock award in an amount equal to the fair market value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock (i) when the Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a participant does not make an valid election under section 83(b) of the Code or (ii) when the Common Stock is received in cases where a participant makes a valid election under section 83(b) of the Code.

     A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Common Stock or cash received. Dividends that are received by a participant prior to the time that the Common Stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Common Stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

     Subject to the discussion immediately below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

     Tax Code Limitations on Deductibility

     In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

     The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Equity Based Compensation Plan could also be limited by the golden parachute payment rules of section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

     Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Equity Based Compensation Plan could be limited by section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Committee. Performance-based awards intended to comply with section 162(m) of the Code may not be granted in a given period if such awards relate to shares of Common Stock which exceed a specified limitation or, alternatively, the performance-based awards may not result in compensation, for a participant, in a given period which exceeds a specified limitation. A participant who receives an award or awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based awards relating to more than 6,000,000 shares of Common Stock or, with respect to awards not related to shares of Common Stock, $5,000,000, in any given fiscal year (or 12-month period, as applicable). Although the Equity Based Compensation Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Company may determine that it is in its best interests not to satisfy the requirements for the exception. See “Description of the Equity Based Compensation Plan — Awards – Performance Awards.”

     The awards, if any, that will be made to eligible persons under the Equity Based Compensation Plan for the Company’s 2009 fiscal year are subject to the discretion of the Committee and, therefore, cannot be determined with certainty at this time. The following table sets forth, for the named executive officers and certain groups, all awards (net of forfeiture) received prior to January 30, 2009 under the Equity Based Compensation Plan.

Number of Shares And/Or Shares
Name and Principal Position (1)	Underlying Awards Received
Through January 30, 2009
Luis A. Rivera	3,600,000
President and Chief Executive Officer

Peter Biro	0 (2)
Former Chief Operating Officer

Sean Ryan	650,000
Senior Vice President, Engineering

Jason Han	400,000
Vice President, Sales

All Executives as a Group	6,560,500
Non-Executive Director Group	120,968 (3)
Non-Executive Officer Employee Group	4,424,445

Total
____________________

(1)	There are no nominees or associates (as such term is defined in Rule 12b-2 under the Exchange Act.

(2)	Mr. Biro did not exercise any of his options following his termination of employment and they have been forfeited and cancelled.

(3)	Restricted shares awarded to director Nicolas DeSantis Cuadra in lieu of quarterly directors fees for twelve quarters beginning October 11, 2005.

Required Vote and Recommendation

     Ratification of the Plan Amendment requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of the Plan Amendment, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the ratification of the Plan Amendment.

     The Board of Directors recommends that the stockholders vote “FOR” ratification of the amendment to the Equity Based Compensation Plan to increase shares available for options issuance by four million shares.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On October 30, 2008, the Audit Committee of the Board of Directors (the “Audit Committee”) selected Burr, Pilger & Mayer LLP (“BPM”) to serve as our independent auditors for the fiscal year ending June 30, 2009. Representatives of BPM, which also served as the Company’s independent auditors for the fiscal year ended June 30, 2008, are not expected to be present at the Annual Meeting.

     The Audit Committee has the responsibility for selecting our independent auditors, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent auditors is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

     Ratification of the selection of BPM as our independent auditors for the fiscal year ending June 30, 2009, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of BPM, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2009.

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent auditors for the fiscal year ending June 30, 2009.

EXECUTIVE OFFICERS

     Our executive officers are as follows:

Name	Age	Title
Luis A. Rivera	37	President and Chief Executive Officer

Heidi L. Mackintosh	38	Chief Financial Officer, Treasurer and Secretary

Blaine Mathieu	41	Senior Vice President and Chief Marketing
		Officer

Sean Ryan	42	Senior Vice President, Engineering

Jason Han	37	Vice President, Sales

Ray Polanco	41	Vice President, Client Services

     The Executive Officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

     Luis A. Rivera was appointed our Chief Executive Officer on May 11, 2007. He has been a director since June 25, 2007. He previously served as our Interim Chief Executive Officer and President beginning on January 29, 2007. From May 2005 until his appointment as Interim Chief Executive Officer, Mr. Rivera served as our Chief Operating Officer. Mr. Rivera continues to serve as President and Chief Executive Officer of Lyris Technologies, Inc. and Uptilt, Inc., positions he has held since May 2005 and October 2005, respectively. From May 2003 through May 2005, Mr. Rivera was the General Manager of Lyris Technologies, Inc. (“Lyris Technologies). From May 2001 through April 2003, Mr. Rivera was the Director of Sales of Lyris Technologies. From November 1999 through May 2001, Mr. Rivera served as Director of International Sales of Turbolinx, an open source technology company. Mr. Rivera is a graduate of Claremont McKenna College.

     Heidi Mackintosh was appointed our Chief Financial Officer, Secretary and Treasurer on May 1, 2008. Prior to joining us, Ms. Mackintosh served as Vice President and Corporate Controller for BenefitStreet, Inc., an unbundled provider of 401(k) recordkeeping solutions and services since March 2007. From August 2004 until January 2007, Ms. Mackintosh was the Corporate Controller for OSIsoft, Inc., a performance management enterprise software company. From July 2002 until August 2004, Ms. Mackintosh was employed as Senior Manager of Technical Accounting at Apple Computer, Inc. Ms. Mackintosh is a CPA and received her B.A. in Business Administration from the California State University, Hayward.

     Blaine Mathieu was appointed our Chief Marketing Officer on April 21, 2008 after having joined us in November 2007 as Senior Vice President, Marketing. Prior to joining us, Mr. Mathieu was general manager and vice president of product and marketing at Corel Corp. He was responsible for creating global marketing and product strategies for a wide range of software products targeted at consumers, businesses and professionals. Mr. Mathieu also held a variety of senior management positions at Adobe Systems, Gartner Group and other companies. He received his MBA from Athabasca University in Canada and his bachelor of commerce degree from the University of Alberta in 1989.

     Sean Ryan was appointed our Vice President of Engineering on May 21, 2007. Since January of 2005, Mr. Ryan has been providing SaaS consulting services and assisted early stage companies in raising investment capital. Notably, he assisted eSchoolware, a provider of hosted assessment services to the educational market, acting as their interim CTO and helping them raise capital. From January 2004 to December 2004, he acted as the CTO/COO of Booksurge, LLC an online provider of print-on-demand services. In December of 2004 BookSurge was acquired by Amazon.com. From January 2000 to December 2003 Mr. Ryan was a founder and the CTO of ExactTarget, a hosted email solutions provider.

     Jason Han was appointed our Vice President of Sales on July 1, 2007. From April of 2002 to June of 2007, Mr. Han served as Director of ASP Operations for Lyris. Prior to joining Lyris, Mr. Han served in various sales management positions with enterprise software companies Turbolinux, Siebel Systems and Netscape Communications. Mr. Han received a bachelor degree from University of California, Berkeley.

DIRECTORS

     The following tables set forth certain information regarding the Nominees and the other Directors of the Company:

			Annual Meeting at
Name of Nominee	Age	Title	which Term Ends
Andrew Richard Blair	75	Class I Director	2008

Nicolas De Santis Cuadra	42	Class I Director	2008

     Andrew Richard Blair has been a member of our Board since November 12, 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique located at One Rice Bluff Road, Pawley’s Island, South Carolina. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer and as a director of Freimark Blair since January 1983. Mr. Blair received his B.S. in Science and Business Administration from Wake Forest University.

     Nicolas De Santis Cuadra has been a member of our Board since January 16, 2003. Mr. De Santis Cuadra has served since January 2003 as the Chief Executive Officer of London-based Twelve Stars Communications, an international brand business consulting firm, located at 13 Chesterfield Street, Mayfair, London, which Mr. De Santis Cuadra founded in 1994. He previously served as the Chief Executive Officer of Twelve Stars from 1994 until December 1998. From December 2000 until January 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., an online travel portal owned by several European-based airlines. From January 1999 until December 2000, Mr. De Santis Cuadra served as Senior Vice President and Chief Marketing Officer of Beenz.com, the Internet currency website.

			Annual Meeting at
Name of Director	Age	Title	which Term Ends
William T. Comfort, III	42	Class III Director, Chairman of the Board of Directors	2010

Luis A. Rivera	37	Class II Director	2009

James A. Urry	54	Class II Director	2009

Robb Wilson	39	Class III Director	2010

     William T. Comfort, III has served as a member of our Board since May 2002, and as Chairman of the Board since November 12, 2002. He was a private equity investment professional with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered at 4th Floor, Liscartan House, 127 Sloane Street, London, England. Mr. Comfort also has served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort is currently a director of Kofax, Inc. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law.

     Biographical information on Mr. Rivera is set forth above. See “Executive Officers.”

     James A. Urry has been a member of our Board since June 25, 2007. Mr. Urry is a partner at Court Square Capital Management L.P., a private equity firm located at Park Avenue Plaza, 55 East 52nd Street, 34th Floor, New York, New York. Prior to joining Court Square, he was a partner at Citigroup Venture Capital Equity Partners from 1989 to 2006. Mr. Urry also serves as a member of the board of directors of Intersil Corporation, a semiconductor company. Mr. Urry is the brother-in-law of William T. Comfort, III, one of our directors.

     Robb Wilson resigned as an officer and employee of the Company on July 1, 2008 and was appointed a director of the Company on that date. Mr. Wilson was appointed our Vice President of Technology on January 19, 2006. From December 15, 2004 until July 1, 2008, Mr. Wilson served as Vice President of Development and Deliverability for Lyris. Prior to joining Lyris, Mr. Wilson served as President and founder of Piper Software, a pioneer in the development of email deliverability solutions, from October 1, 2004 to December 15, 2004. Lyris acquired Piper Software in November 2004. Prior to his tenure at Piper Software, Mr. Wilson served as Vice President of Software Development for Quris, Inc., the online marketing firm, from March 1, 2001 to October 1, 2001.

Term of Office

     Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the Annual Meeting of Stockholders following the 2008 fiscal year. Messrs. Rivera and Urry currently serve as Class II directors whose terms expire at the Annual Meeting of Stockholders following the 2009 fiscal year. Mr. Comfort and Mr. Wilson currently serve as Class III directors whose terms expire at the Annual Meeting of Stockholders following the 2010 fiscal year.

DIRECTOR INDEPENDENCE

     We have adopted the NASDAQ Stock Market’s standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:

  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
  compensation for service on the Board of Directors or any committee thereof;

  compensation paid to a family member who is one of our employees (other than an executive officer); or

  under a tax-qualified retirement plan, or non-discretionary compensation;
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
  payments arising solely from investments in our securities; or

  payments under non-discretionary charitable contribution matching programs;
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

     For purposes of the NASDAQ Stock Market independence standards, the term “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

     The Board of Directors has assessed the independence of each non-employee director under the independence standards of the NASDAQ Stock Market set forth above, and has affirmatively determined that all four non-employee directors (Messrs. Blair, Comfort, De Santis and Urry) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors had twelve meetings during the fiscal year ended June 30, 2008. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2008, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

     We do not have a formal policy concerning the annual stockholder meeting attendance by directors. One director attended last year’s annual meeting.

Audit Committee

     The Audit Committee (the “Audit Committee”) is appointed by the Board of Directors to assist the Board of Directors with carrying out its duties. The primary functions of the Audit Committee are to oversee:

  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.

     The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is not available on our website. A copy of the Audit Committee Charter was last provided to stockholders as an exhibit to the proxy statement for our annual meeting for fiscal year 2005, which was originally filed with the SEC on June 20, 2006.

     The members of the Audit Committee are Messrs. Blair and De Santis Cuadra, with Mr. Blair serving as chairman. The Board of Directors has affirmatively determined that all members of the Audit Committee meet the current independence requirements of the NASDAQ Stock Market listing standards and applicable rules and regulations of the SEC. Those standards require that, in addition to meeting the independence standards set forth under “Director Independence,” each member of the Audit Committee must not be an affiliate of ours and must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert.

Compensation Committee

     The Compensation Committee’s purpose is to assist the Board of Directors in determining the compensation of senior management and administering our benefit plans. The Compensation Committee of our Board of Directors (the “Compensation Committee”) currently is composed of Messrs. Comfort and Urry. During fiscal year 2008, the Compensation Committee held two meetings.

     The Compensation Committee currently does not have a charter. The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table under “Executive Compensation,” and directs and administers our incentive compensation plans. The Compensation Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs. The Compensation Committee does not have the authority to delegate any of its responsibilities. The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     None of the individuals serving on the Compensation Committee has ever been our officer or employee, although Mr. Comfort does serve as our non-executive Chairman of the Board. The Board of Directors has determined that all of the members of the Compensation Committee satisfy the independence requirements of the NASDAQ Stock Market listing standards. Additionally, Mr. Urry qualifies as a “non-employee director” for purposes of SEC requirements, and both Mr. Comfort and Mr. Urry qualify as “outside directors” for purposes of Section 162(m) of the Code.

Nominating Procedures

     We do not currently have a standing nominating committee, and all director nominations are considered by the Board of Directors as a whole. The goal of the Board of Directors has been, and continues to be, to identify nominees for service on the Board of Directors that will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board of Directors and the Company, certain factors may be weighed more or less heavily. The Board of Directors may also consider candidates with appropriate non-business backgrounds as potential nominees.

     In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board of Directors does believe that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board of Directors, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective or skill set. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will then determine if there is a need to replace that director or reduce the number of directors serving on the Board of Directors, in accordance with our Bylaws and Certificate of Incorporation. If the Board of Directors determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board of Directors are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the Board of Directors has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board of Directors reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size the Board of Directors does not feel that such a formal policy is warranted at this time. The absence of such a policy, however, does not mean that a reasonable stockholder recommendation will not be considered, in light of our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The Board of Directors will reconsider this matter at such time as it believes that our circumstances, including our operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We have not developed to date a formal process by which stockholders may communicate directly with directors. However, in recent years an informal process has developed in which communications sent to the Board of Directors or in care of an officer or another representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board of Directors and our stockholders. In light of SEC disclosure rules on this matter, the Board of Directors may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board of Directors to the Secretary of the Company, at 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board of Directors. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board of Directors or just certain specified directors. The Secretary of the Company will make copies of all such communications and circulate them to the appropriate director or directors.

DIRECTOR COMPENSATION

     We provide each non-employee director with an annual retainer of $25,000. Each director receives a fee of $1,000 per meeting attended, plus out-of-pocket expenses. In addition, members of board committees receive a fee of $1,000, plus out-of-pocket expenses, for each non-telephonic committee meeting attended that is not scheduled in conjunction with a meeting of the full Board of Directors, and a fee of $500, plus out-of-pocket expenses, for each non-telephonic committee meeting attended in conjunction with a meeting of the full Board of Directors and for each telephonic meeting of any committee of the Board of Directors. Our executive officers do not receive additional compensation for serving on the Board of Directors. Mr. Comfort, our Chairman of the Board, and Mr. Urry have waived all retainers and fees for their services. On October 11, 2005, Mr. DeSantis Cuadra was granted 120,968 restricted shares of Common Stock under the Equity Based Compensation Plan, which began vesting ratably on a quarterly basis on January 11, 2006 and continues vesting through October 11, 2008. Mr. DeSantis Cuadra’s shares were granted in lieu of $75,000 to be received in future annual director retainer fees over the three-year period following the date of grant.

Director Compensation Table

     The table below summarizes the compensation paid to our independent directors for the fiscal year ended June 30, 2008.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)	($)
Andrew Richard Blair	27,000 (1)	—	27,000

William T. Comfort III (2)	—	—	—

Nicolas De Santis Cuadra	2,000 (3)	26,397 (4)	28,397

James A. Urry (2)	—	—	—
____________________

(1)	Fees are for $25,000 annual retainer and four telephonic Audit Committee meetings.

(2)	Messrs. Comfort and Urry have waived all retainers and fees.

(3)	Fees are for four telephonic Audit Committee meetings.

(4)

On October 11, 2005, Mr. DeSantis Cuadra was granted 120,968 restricted shares of Common Stock under the Equity Based Compensation Plan, which began vesting ratably on a quarterly basis on January 11, 2006, and continues through October 11, 2008. Mr. DeSantis Cuadra’s shares were granted in lieu of $75,000 to be received in future annual director retainer fees over the three-year period following the date of grant. As of the end of fiscal year 2008, 20,165 of these shares remain unvested. We account for the cost of stock-based compensation in accordance with FAS 123(R), under which the cost of equity awards to employees and directors is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. The grant date fair value of the restricted stock granted to Mr. DeSantis Cuadra was $78,629. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS 123(R) and thus may include amounts from awards granted in and prior to fiscal year 2008. Mr. DeSantis Cuadra is entitled to receive dividends on the restricted stock underlying this grant along with our other stockholders, although we do not expect to declare dividends on our common stock in the foreseeable future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee during fiscal 2008 consisted of William T. Comfort, III, who also serves as our non-executive Chairman of the Board, and Mr. James A. Urry. See “Certain Relationships and Related Transactions” for a description of transactions involving us and an entity controlled by Mr. Comfort.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions and Agreements

Note Payable

     Commodore Resources (Nevada), Inc. (“Commodore”), one of our wholly-owned subsidiaries, executed a promissory note (the “Note”) in favor of The John Buckman and Jan Hanford Trust (the “Trust”) in the amount of $5.6 million as part of the acquisition of Lyris Technologies on May 12, 2005. The Note bore interest at the rate of 10% per annum. The Note and accrued interest were to become due on May 12, 2007, subject to the satisfaction of the following conditions:

  Total revenue of Lyris Technologies for the twelve month periods ended March 31, 2006 and 2007, taken in the aggregate, must be equal to or greater than $24.0 million. The total revenue of Lyris Technologies for the twenty-four month period ended March 31, 2007 was approximately $36.3 million, which exceeds the specified revenue target of $24.0 million as stated in the Note.

  The amounts due on the Note are reduced by certain royalty payments that we are required to make. In the quarter ended June 30, 2006 we reduced the Note by $103,760, in the quarter ended December 31, 2006 we reduced the Note by $99,756 and in the quarter ended March 31, 2007 we reduced the Note by $94,953 related to these payments.

     On March 31, 2007, we executed an amended and restated promissory note, effective as of May 12, 2005, in the principal amount of $5.6 million (the “Amended and Restated Note”) payable to the Trust. Under the terms of the Amended and Restated Note, the maturity of the obligation was extended to November 12, 2008, and we became obligated to make the following payments (constituting both principal and interest, in accordance with the terms of the Amended and Restated Note) to the Trust: (a) $1,000,000 due May 12, 2007; (b) $1,453,447 due February 12, 2008; (c) $4,687,666 due November 12, 2008. We paid $1,000,000 to the Trust on May 14, 2007.

     On January 23, 2008, LDN Stuyvie Partnership (“LDN Stuyvie”), which is controlled by the non-executive chairman of our board of directors, William T. Comfort III, purchased the Amended and Restated Note from the Trust from the sellers of Lyris Technologies, at a discount of 10% for a total purchase price of $5.2 million. On February 12, 2008, the Amended and Restated Note was amended to extend the due date of the next payment thereunder to November 12, 2008, the maturity date of the Amended and Restated Note.

     On March 5, 2008, we entered into a Subscription Agreement (the “LDN Stuyvie Subscription Agreement”) with LDN Stuyvie. Pursuant to the LDN Stuyvie Subscription Agreement, LDN Stuyvie purchased 6,520,374 shares of our common stock at a purchase price of $1.05 per share or $6,846,392.37 in the aggregate. The aggregate purchase price was satisfied by LDN Stuyvie as follows: (1) payment of $1.0 million in cash; and (2) termination of our obligations under the Amended and Restated Note.

Resignation of Former Director

     On March 7, 2007, the Board of Directors accepted the resignation of David R. Burt, our director and former Chief Executive Officer (“Burt”). In connection with the resignation, we, Burt, Texas Addison Limited Partnership (“Addison”), LDN Stuyvie and Andrew Richard Blair (“Blair”), entered into an Agreement and Mutual Release, dated March 8, 2007 (the “Release”). Blair is a member of our Board of Directors and LDN Stuyvie is controlled by Mr. Comfort, the chairman of our Board of Directors.

     Pursuant to the Release, Addison, which is controlled by Burt, agreed to sell (A) to LDN, and LDN agreed to purchase from Addison, 4,166,667 shares (the “LDN Sale Shares”) of Common Stock and (B) to Blair, and Blair agreed to purchase from Addison, 333,333 shares (the “Blair Sale Shares” and together with the LDN Sale Shares, the “Sale Shares”) of Common Stock. The purchase price paid by LDN and Blair for the Sale Shares was $0.75 per share, or an aggregate of $3,375,000. The closing of the purchase of the Sale Shares by LDN and Blair occurred on March 16, 2007. In addition, we waived the transfer restrictions on the remaining Common Stock owned by Burt and Addison in order to permit them to sell such Common Stock on the open market; provided, that (A) the amount of Common Stock sold in any 90-day period shall not exceed 300,000 shares (or such greater or lesser number to appropriately reflect adjustments for stock splits, stock dividends, or similar actions by us with respect to the Common Stock), (B) all sales of Common Stock sold by Addison or Burt pursuant to this provision are to be effected through the Designated Brokerage Firm (defined below) and (C) neither Burt nor Addison will undertake a sale of Common Stock to any Person (defined below) whereby, to the knowledge of Burt or Addison, such sale would (1) cause the Transferee (defined below) to have a Prohibited Ownership Percentage or (2) increase the ownership percentage of any Person already having a Prohibited Ownership Percentage (defined below). For purposes of the Release, the “Designated Brokerage Firm” means (a) Freimark Blair & Company, Inc. (“Freimark Blair”), an entity controlled by Blair, or (b) any office of Smith Barney; provided, however, that Smith Barney may only be used in the event (1) Blair retires or terminates his relationship with Freimark Blair; (2) Freimark Blair is unable for any reason whatsoever to provide the brokerage services necessary for Burt and/or Addison to sell the shares permitted under this provision of the Agreement; or (3) Blair or Freimark Blair engage or propose to engage in conduct that is outside the reasonable norms of the brokerage industry. For purposes of the Release, the terms “Transferee”, “Prohibited Ownership Percentage” and “Person” have the meanings given such terms in Article Fifth of our Certificate of Incorporation. Once the number of shares of Common Stock owned by Burt falls below a Prohibited Ownership Percentage, Burt and Addison shall be free to sell shares of Common Stock without restriction, other than restrictions imposed by law.

     Also in connection with Burt’s resignation and pursuant to the terms of the Release, we and Burt provided general releases of claims (other than certain types of claims specified in the Agreement) to each other and their respective affiliates. In addition, we agreed to pay to Burt a total of $359,000 representing bonuses earned by Burt at the time he was employed by us as an officer. The exact amount of bonuses earned by Burt was in dispute and the amount agreed upon represented a settlement between the parties. Such bonus amount is to be paid as follows: (i) $30,000 on the first business day of each month beginning in March 2007 (provided that the payment due in March 2007 shall be made concurrently with the closing of the sale of the Sale Shares to LDN and Blair) and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.

Indemnification Agreements

     We have entered into indemnification agreements with our directors other than Mr. Urry and Mr. Rivera. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors, and intend to enter into such agreements with Messrs. Urry and Rivera in the near future.

Policies and Procedures

     Under SEC rules, public issuers such as us must disclose certain transactions with related persons. These are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our Board of Directors, an executive officer or a holder of more than 5% of our common stock has a direct or indirect material interest.

     To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board of Directors (other than any interested director). Factors considered by the Board of Directors when deliberating such transactions include:

  whether the terms of such transaction are fair to us;

  whether such transaction is consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.

     The agreements and transactions listed above (other than the indemnification agreements) were all approved by the full Board of Directors (other than those directors with interests in the transactions).

     Given the SEC’s reporting requirements, the Board of Directors is considering whether to adopt a formal written policy with respect to related-party transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

     Since the acquisition of our operating subsidiaries, our compensation programs and policies have focused mainly on the areas of retaining and attracting employees necessary to operate the acquired subsidiaries and grow our respective businesses. Historically, the Compensation Committee has not utilized a formal compensation policy. Rather, compensation of executives, including the named executive officers, has been established on a more informal, ad-hoc basis. To date, the Company has not undertaken a formal study to determine whether compensation paid to our executives is competitive with that of our competitors. Instead, the Compensation Committee has focused on one-on-one negotiations with our executives at the time of hire for the purpose of recruiting the executive in order to assemble an executive team that will develop and implement our long-term strategic goals.

Annual Bonus Plan

     In the fourth quarter of the fiscal year ended June 30, 2007, we began implementing formal procedures to ensure that short term incentive bonuses and annual salary increases are tied to individual performance. All of the named executive officers had specific objectives required to be accomplished in order to achieve their bonus. Specifically, individual and business objectives established for our named executives were as follows:

		Percentage of
Named Executive		Bonus
Officer	Performance Objectives	Potential
Luis Rivera	Key performance objectives included meeting or	66%
	exceeding EBITDA targets, achieving budgeted
	revenue targets and development of the executive
	team.

Peter Biro	Key performance objectives included achieving	78%
	budgeted revenue targets, achieving staffing targets,
	certain improvements to hosted customer service and
	certain specific integration goals.

Sean Ryan	Key performance objectives included engineering and	86%
	architectural plan implementation for point solutions
	and Lyris HQ, integration and direction of engineering
	organization in support of organizational goals,
	developing of certain metrics and achieving of staffing
	goals.

Jason Han	Key performance objectives included achieving	78%
	budgeted revenue targets, achieving budgeted
	increases to hosted monthly revenue run rates, and
	achieving of staffing goals.

     On August 1, 2008, the Compensation Committee approved an annual incentive bonus plan (the “Bonus Plan”). Under this Bonus Plan, certain key employees, including the named executive officers, are eligible to receive cash bonus payments following each fiscal quarter. The objectives of the Bonus Plan include aligning the eligible participants’ performance with the Company’s business goals to reward and retain high performing key employees, and to attract high quality employees to the Company.

     Under the Bonus Plan, participants are eligible to receive bonuses during each bonus year based on individual performance and our company’s performance. With respect to bonuses based on individual performance, all or a portion of a bonus may be based on the participant’s attainment of individual performance objectives, as may be determined by the Compensation Committee. Participants are also eligible to receive all or a portion of their bonuses based on the following Company performance criteria: (1) net new monthly hosted revenue additions (2) total revenue; and (3) corporate earnings before interest, taxes, depreciation and amortization (the “Company Performance Bonus”). The Bonus Plan is to be administered under the direction of the Compensation Committee and, therefore, the Compensation Committee may select additional criteria for the Company Performance Bonus. For each Bonus Plan year, the Compensation Committee will establish the percentage to use for each of the criteria that comprise the Company Performance Bonus, such that participants are aware of the relative importance of each criterion in determining any Company Performance Bonuses. To the extent the Company exceeds performance targets, participants are eligible for additional bonus awards

Role of Executive Officers in Compensation Decisions

     The Compensation Committee makes all compensation decisions for all executive officers (which includes the named executive officers). The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

Employment Agreements/Arrangements

     We have entered into employment agreements with our named executive officers. The employment agreements have the following general terms.

     Luis A. Rivera. Effective May 12, 2005, Lyris Technologies, our wholly owned subsidiary, entered into an employment agreement with Luis A. Rivera, to serve as President and Chief Executive Officer. The term of the agreement is for five years and expires on May 12, 2010. The initial annual base salary under the agreement was and continues to be $200,000 and Mr. Rivera is eligible to receive a quarterly performance bonus based on our profitability. In addition, Mr. Rivera received an award of options to purchase 3,600,000 shares of our Common Stock at an exercise price of $0.30 per share that vest ratably on a quarterly basis over four years from the date of grant. Mr. Rivera is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees.

     The employment agreement also provides for certain severance payments to Mr. Rivera described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Additionally, following termination Mr. Rivera will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations.

     Peter Biro. On August 17, 2006, we entered into an employment agreement with Peter Biro to serve as Vice President of Corporate Development and Planning. The term of the agreement was for four years and expires on August 16, 2010. The initial annual base salary under the agreement was $190,000 (subject to adjustment by our board of directors), and Mr. Biro was eligible to receive an annual bonus as determined by our board of directors, provided that such annual bonus is not less than $15,000. In addition, Mr. Biro received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.95, 50 percent of which vested on August 17, 2007 and the remaining 50 percent of which vested (or would have vested had he remained in employment) in four equal installments on the last day of each quarter of the period beginning on August 18, 2007, and ending on August 17, 2008. On May 8, 2007, Mr. Biro was also granted an award of options to purchase 300,000 shares of our Common Stock at an exercise price of $0.83 per share, which will vest in four equal annual installments beginning May 8, 2008. As indicated above in note 4 to the Summary Compensation Table, Mr. Biro did not exercise any of his options following his termination of employment and they have been forfeited and cancelled. Mr. Biro was also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees. We also agreed to reimburse Mr. Biro for monthly premiums incurred by Mr. Biro for medical, prescription drug, dental and/or vision insurance for himself and his immediate family, not to exceed $1,200 per month.

     The employment agreement also provided for certain severance payments to Mr. Biro described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

      Additionally, following his termination Mr. Biro was subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations.

      Sean Ryan. Effective May 29, 2007, Lyris Technologies entered into an agreement with Sean Ryan, to serve as Vice President of Engineering. The initial base salary under the agreement was $210,000 and he was also eligible for an incentive bonus of up to $20,000. In addition, Mr. Ryan received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.90 per share, which will vest ratably on an annual basis over four years from the date of grant. Mr. Ryan is also eligible to participate in the company’s benefit plans to the extent applicable generally to our other employees. Mr. Ryan also received a relocation allowance of up to $20,000 as well as certain travel and temporary housing costs. On February 19, 2008, Mr. Ryan was granted an award of options to purchase 250,000 shares of our Common Stock at an exercise price of $0.89 per share, which will vest in four equal annual installments beginning February 19, 2009.

     The employment agreement also provided for certain severance payments to Mr. Ryan described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.”

     Jason Han. Effective May 12, 2005, Lyris Technologies entered into an employment agreement with Jason Han, to serve as Director of Sales Operations. The term of the agreement is for five years and expires on May 12, 2010. The initial base salary under the agreement was $70,000 and he is also eligible for both incentive bonuses and sales commissions, both on mutual agreed terms between Mr. Han and the Chief Executive Officer. In addition, Mr. Han received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.30 per share, which will vest ratably on an annual basis over four years from the date of grant. Mr. Han is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees. Mr. Han is not entitled to severance upon termination of his employment.

     The employment agreement also provided for certain severance payments to Mr. Han described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Additionally, following termination Mr. Han will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality. On July 1, 2007, Mr. Han was appointed our Vice President, Sales.

Retirement and Other Benefits

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

     All executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees with the exception that, by the terms of his employment contract, the employee contribution of the Chief Executive Officer Luis Rivera, under our healthcare plan is paid by us. These amounts are disclosed in the Summary Compensation Table above.

     Our 401(k) plan provides for employer matching funds of up to 50 percent of the first six percent of an employee’s salary for all qualifying employees including executive officers. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers, nor do we provide a nonqualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

     Mr. Rivera. Pursuant to his employment agreement, in the event Mr. Rivera’s employment is terminated for good reason or without cause, Mr. Rivera will be entitled to the following:

  A lump sum severance payment equal to 1.5 times his then current base salary;

  Any annual bonus awarded to Mr. Rivera prior to the date of termination but not yet paid;

  Mr. Rivera’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Rivera;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

     At the end of fiscal year 2008, these provisions would have entitled Mr. Rivera to $300,000 plus any other amounts accrued but not yet paid. Mr. Rivera’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Rivera’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Rivera to materially perform his obligations and duties hereunder to our satisfaction, which failure is not remedied within 45 days after receipt of written notice from us, (b) commission by Mr. Rivera of an act of fraud upon, or willful gross misconduct toward, us or any of our affiliates, (c) a material breach by Employee of certain sections of the agreement, which in either case is not remedied within 15 business days after receipt of written notice from us or our Board of Directors , (d) the conviction of Mr. Rivera of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Rivera to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of the agreement, which is not remedied within 30 business days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement, and shall also include our (or our successors and assigns) substantially altering the position, geographic location, or responsibilities of Mr. Rivera during the term of his employment.

     Mr. Biro. Mr. Biro’s employment agreement provided that, in the event his employment is terminated for good reason or without cause, Mr. Biro was entitled to the following:

  A lump sum severance payment equal to his then current base salary;

  Any annual bonus awarded to Mr. Biro prior to the date of termination but not yet paid;

  Mr. Biro’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Biro;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

     At the end of fiscal year 2008, these provisions would have entitled Mr. Biro (had he remained employed) to $190,000 (subject to mitigation) plus any other amounts accrued but not yet paid. Mr. Biro’s agreement also provided that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Biro’s agreement did not contain a provision for additional payment based on a change of control; however, we would have required any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would have been required to perform.

     Under the terms of the agreement: (i) “cause” meant (a) the failure of Mr. Biro to perform his obligations and duties hereunder to our satisfaction, which failure is not remedied within fifteen (15) days after receipt of written notice from us, (b) commission by Mr. Biro of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Biro of certain sections of the agreement, which in either case is not remedied within fifteen (15) days after receipt of written notice from us or our Board of Directors; (iv) the conviction of Mr. Biro of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) the failure of Mr. Biro to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within fifteen (15) days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” means (w) a material reduction in the nature or scope of Mr. Biro’s responsibilities or authorities that is not consented to or approved by him, (x) any failure by us to comply in any material respect with the compensation provisions of the agreement that is not consented to or approved by Mr. Biro, (y) failure by us to comply with any other material term or provision of the agreement, or (z) the relocation or transfer of Mr. Biro’s principal office to a location more than 50 miles from the city of Boston, Massachusetts.

     As described above, Mr. Biro resigned from his position as employee and Chief Operating Officer on January 28, 2008. Mr. Biro was not entitled to severance pursuant to his employment agreement as described above, however, in connection with his resignation we entered into an agreement with Mr. Biro to provide severance in the amount of $47,500 as follows: (i) $23,750 to be paid immediately and (ii) $23,750 payable on June 30, 2008. In addition, the we also agreed that, (a) options for a total of 100,000 shares granted under the Non-Statutory Stock Option Agreement dated August 17, 2006, between the Company and Mr. Biro, would vest and become exercisable following his resignation, with half vesting on February 17, 2008, and half vesting on May 17, 2008, (b) options for 75,000 shares granted under the Non-Statutory Stock Option Agreement dated May 8, 2007, between the Company and Mr. Biro, would vest on May 8, 2008, and (c) all options granted to Mr. Biro that had vested prior to the effectiveness of his resignation or that vest and become exercisable pursuant to clauses (a) and (b) above would remain exercisable until June 30, 2008. Mr. Biro did not exercise any of his options and they have been forfeited and cancelled.

     Mr. Ryan Mr. Ryan’s agreement provides that, in the event his employment is terminated without cause, we shall pay to Mr. Ryan an amount equal to six months of his current annual base salary at the time of termination. At the end of fiscal year 2008 this provision would have entitled Mr. Ryan to $112,500 plus any other amounts accrued but not yet paid. Mr. Ryan’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: “cause” means (a) the failure of Mr. Ryan to perform his obligations and duties hereunder to the satisfaction of us, which failure is not remedied within 15 days after receipt of written notice from us, (b) commission by Mr. Ryan of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material. breach by Mr. Ryan of certain sections of our Proprietary Information and Inventions Agreement (“PIAA”), which in either case is not remedied within 15 days after receipt of written notice from us or our Board of Directors, (d) the conviction of the executive of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Ryan to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of the PIAA, which is not remedied within 15 days after receipt of written notice from us or our Board of Directors.

     Mr. Han. Mr. Han’s employment agreement provides that, in the event his employment is terminated for good reason or without cause, Mr. Han will be entitled to the following:

  A lump sum severance payment equal to his then current base salary:

  Any annual bonus awarded to Mr. Han prior to the date of termination but not yet paid;

  Mr. Han’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Han;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

     At the end of fiscal year 2008, these provisions would have entitled Mr. Han to $170,000 plus any other amounts accrued but not yet paid. Mr. Han’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Han’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Han to perform his obligations and duties hereunder to the satisfaction of us, which failure is not remedied within 15 days after receipt of written notice from us, (b) commission by Mr. Han of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material. breach by Mr. Han of certain sections of the agreement, which in either case is not remedied within 15 days after receipt of written notice from us or our Board of Directors, (d) the conviction of the executive of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Han to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of the agreement, which is not remedied within 15 days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement.

     Additionally, the Equity Based Compensation Plan gives the Compensation Committee the discretion (but does not require it) to vest options outstanding under the 2005 Plan upon us having a change in control. The option agreements for each of the named executive officers provide that within one year following us having a change in control, if the executive’s employment is terminated without cause by us, or with good reason by the executive (in each case as defined in the option agreement), any options that would have become exercisable on or prior to the one year anniversary following the termination shall become immediately exercisable and shall remain exercisable until the earlier of the first anniversary of the termination of employment or the earlier expiration of the option in accordance with its terms. With respect to each of the named executive officers (other than Mr. Biro) such accelerated vesting, assuming a qualifying termination on June 30, 2008, would have resulted in the vesting of an additional 900,000 shares for Mr. Rivera (with a value of $333,000), 137,500 shares for Mr. Ryan, and an additional 100,000 shares for Mr. Han (with a value of $37,000). The value associated with this accelerated vesting was calculated utilizing the difference between the exercise price of the option shares being accelerated and the closing price of our common stock of $0.67 on June 30, 2008. The exercise price of each of Mr. Ryan’s options exceeds $0.67 and, therefore, no value has been assigned to his potential vesting acceleration. Mr. Biro’s option agreements provided that all of his options would become exercisable immediately prior to us having a change in control, however, his options terminated on June 20, 2008 as described above.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     We recognize total stock-based expense including employee stock awards and purchases under our 2005 Plan in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Shared-Based Payments,” (“SFAS No. 123(R)”).

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left our employ during the past year as a result of inadequate compensation.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes, with respect to our Chief Executive Officer and each of our other named executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal year 2008.

Summary Compensation Table For Fiscal-Year End 2008 and 2007

				Option	All Other
Name and		Salary	Bonus	Awards	Compensation		Total
Principal Position	Year	($)	($) (1)	$ (2)	($)		($)
Luis A. Rivera
President and Chief	2008	200,000	165,625	137,532	30,215	(3)	533,372
Executive Officer	2007	200,000	250,000	137,156			587,156

Peter Biro (4)
Former Chief Operating	2008	108,641	35,100	116,698	58,438	(5)	318,877
Officer	2007	165,519	23,010	81,082			269,611

Sean Ryan
Senior Vice President,	2008	211,875	21,630	53,084	6,813	(6)	293,402
Engineering	2007	24,769		3,339			28,108

Jason Han	2008	233,617	13,950	30,521	6,116	(6)	284,204
Vice President, Sales	2007	327,635	5,938	15,240			348,813

____________________

(1)	Performance objectives for bonuses are based on individual criteria related to those areas where that executive can influence business outcomes. The CEO, former COO and VP, Sales also had performance objectives based on the company achieving budgeted revenue targets. The bonuses earned by the named executive officers for FY 2008 were in a range of 66% to 88% of their bonus potential. Our annual bonus plan is discussed in greater detail in the narrative following the Summary Compensation Table.

(2)	We account for the cost of stock-based compensation awarded under the Equity Based Compensation Plan in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“SFAS 123(R)”), under which the cost of equity awards to employees is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2007 and 2008 in accordance with SFAS 123(R) of awards granted under the Equity Based Compensation Plan and thus may include amounts from awards granted in and prior to fiscal year 2008. All awards are based on the closing market price of our common stock on the date of grant. Assumptions used in calculation of these amounts are included in Note 18 to our consolidated audited financial statements for the fiscal year ended June 30, 2008, included in the Original Form 10-K. The vesting provisions of these options are described in the footnotes to the 2008 Outstanding Equity Awards at Fiscal Year-End table below. Mr. Biro’s 700,000 options were forfeited and cancelled on June 30, 2008 but no portion of the accounting expense related to his stock based compensation was reversed.

(3)	In FY 2008 we initiated a revised policy to limit the number of days of vacation that employees may accrue before those days must be used or forfeited. There was a companywide one-time payout of unused vacation days in excess of that maximum that were forfeited. Mr. Rivera was paid $17,303 as compensation for the forfeiture of those unused vacation days. Pursuant to Mr. Rivera’s employment agreement, the Company paid the employee portion of his healthcare benefit premiums an amount equal to $6,299. In addition, Mr Rivera received $6,613 as the company’s matching contribution to his individual 401(k) plan contribution.

(4)	The Company paid Mr. Biro $108,641 for salary and $35,100 as bonus prior to Mr. Biro’s resignation on January 28, 2008, as an employee and Chief Operating Officer. In connection with his resignation, we entered into an agreement with Mr. Biro to provide severance in the amount of $47,500 as follows: (i) $23,750 to be paid immediately and (ii) $23,750 payable on June 30, 2008. In addition, we also agreed that, (a) options for a total of 100,000 shares granted under the Non- Statutory Stock Option Agreement dated August 17, 2006, between the Company and Mr. Biro, would vest and become exercisable following his resignation, with half vesting on February 17, 2008, and half vesting on May 17, 2008, (b) options for 75,000 shares granted under the Non-Statutory Stock Option Agreement dated May 8, 2007, between the Company and Mr. Biro, would vest on May 8, 2008, and (c) all options granted to Mr. Biro that had vested prior to the effectiveness of his resignation or that vest and become exercisable pursuant to clauses (a) and (b) above would remain exercisable until June 30, 2008. Mr. Biro did not exercise any of his options and his 700,000 options have been forfeited and cancelled.

(5)	In addition to severance in the amount of $47,500, Mr. Biro received $7,313 as compensation for accrued but unused vacation days at the time of his resignation and $3,625 as the company’s matching portion to his individual 401(k) plan contribution.

(6)	Represents the company’s matching portion to their individual 401(k) plan contributions.

Grants of Plan Based Awards

     The following table reflects possible payouts under our equity and non-equity incentive plans to the named executive officers from grants made to such named executive officers during the fiscal year ending June 30, 2007.

		All Other
		Option
		Awards:
		Number of
		Securities	Exercise or Base	Grant Date
	Grant	Underlying	Price of Option	Fair Value of Stock and
Name	Date	Options (#)	Awards ($/Share)	Option Awards
David R. Burt	—	—	—	$—
Former President and Chief
Executive Officer

Luis A. Rivera	—	—	—	$—
President and Chief
Executive Officer

Joseph Lambert	5/8/07	150,000 (1)	$0.83	$55,320
Chief Financial Officer

Robb Wilson	5/8/07	200,000 (2)	$0.83	$73,760
Vice President of
Technology

Loren McDonald	—	—	—	$—
Vice President Corporation
Communication

Peter Biro	8/17/06	400,000 (3)	$0.95	$177,720
Chief Operating Officer	5/8/07	300,000 (4)	$0.83	$110,640
____________________

(1)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008.

(2)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008.

(3)	The option vests and becomes exercisable in cumulative installments as follows: (i) the option shall be exercisable with respect to 50 percent of the option shares on the first anniversary of the grant date; and (ii) the option shall be exercisable with respect to the remaining 50 percent of the option shares in four (4) equal installments on the last day of each quarter of the year that begins on the day after the first anniversary of the grant date and ends on the second anniversary of the grant date.

(4)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008.

Outstanding Equity Awards at Fiscal Year End

     The following table reflects outstanding stock options held by the named executive officers as of June 30, 2008.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Luis A. Rivera
President and Chief	1,935,612	1,664,388	(1)	0.30	5/6/2015
Executive Officer

Peter Biro (2)
Former Chief Operating
Officer

Sean Ryan
Senior Vice President,	100,000	300,000	(3)	0.90	5/31/2017
Engineering		250,000	(4)	0.89	2/19/2018

Jason Han
Vice President, Sales	300,000	100,000	(5)	0.30	5/6/2015
____________________

(1)	The Compensation Committee granted these options to Mr. Rivera on May 6, 2005. The awards vest and become exercisable in equal quarterly installments over a four year period beginning June 30, 2005.

(2)	Mr Biro resigned from the Company on January 28, 2008 as an employee and Chief Operating Officer. In connection with his resignation, Mr. Biro entered into an agreement that awarded him among other things, options for a total of 100,000 shares granted under the Non-Statutory Stock Option Agreement dated August 17, 2006, between the Company and Mr. Biro, that would vest and become exercisable following his resignation, with half vesting on February 17, 2008, and half vesting on May 17, 2008, (b) options for 75,000 shares granted under the Non-Statutory Stock Option Agreement dated May 8, 2007, between the Company and Mr. Biro, would vest on May 8, 2008, and (c) all options granted to Mr. Biro that had vested prior to the effectiveness of his resignation or that vest and become exercisable pursuant to clauses (a) and (b) above would remain exercisable until June 30, 2008. Mr. Biro did not exercise any of his options and his options on 700,000 shares have been forfeited and cancelled.

(3)	The Compensation Committee granted this option to Mr. Ryan on May 31, 2007. The award vests and becomes exercisable in four equal annual installments beginning May 31, 2008.

(4)	The Compensation Committee granted these options to Mr. Ryan on February 19, 2008. The awards vest and become exercisable in four equal annual installments beginning on February 19, 2009.

(5)	The Compensation Committee granted these options to Mr. Han on May 6, 2005. The awards vest and become exercisable in four equal annual installments beginning May 31, 2006.

Option Exercises and Stock Vested Table

     None of the named executive officers exercised options during the fiscal year 2008, and none holds any other type of stock award.

EQUITY COMPENSATION PLAN INFORMATION

(as of June 30, 2008)

Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	of outstanding options,	(excluding securities related
	warrants and rights	warrants and rights	in (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	11,046,700	$0.60	1,396,921
Equity compensation plans not
approved by security holders	—	—	—

Total	11,046,700	$0.60	1,396,921

     We established the Equity Based Compensation Plan on May 6, 2005. The Equity Based Compensation Plan provides for grants of stock options and stock-based awards to our employees, directors, and consultants. Stock options issued in connection with the Equity Based Compensation Plan are granted with an exercise price per share equal to the fair market value of a share of our common stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 13,200,000. At June 30, 2008, there were 1,396,921 shares available for grant under the Equity Based Compensation Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The Audit Committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors for the fiscal year ended June 30, 2008, Burr, Pilger & Mayer LLP, were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2008 with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent auditors is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008, which was filed with the SEC on September 17, 2008.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr, Pilger & Mayer LLP is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2008:

     Andrew Richard Blair, Chairman

     Nicolas De Santis Cuadra

AUDIT FEES

     The following table sets forth the fees paid to Burr, Pilger & Mayer LLP and PricewaterhouseCoopers LLP for services provided during fiscal 2008 and 2007:

(In thousands)	2008	2007
Audit Fees (1)	$409	$348
Audit-Related Fees (2)	5	150

Total	$414	$498
____________________

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for professional services rendered in connection with the acquisitions of Lyris Technologies, Uptilt, Inc., ClickTracks Analytics, Inc. and Hot Banana Software, Inc.

     The Audit Committee has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal years 2007 and 2008, 14 percent and 0% percent, respectively, of the Audit-Related fees described above were not pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of January 30, 2009 by:

  each stockholder known by us to beneficially own more than five percent of the Common Stock;

  each of our directors;

  each of our named executive officers; and

  all directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

To be updated

	Amount and Nature
	of Beneficial		Percentage of
Name of Beneficial Owner (a)	Ownership		Outstanding Shares
LDN Stuyvie Partnership	42,353,126	(b)	39.3%
David R. Burt	8,010,000	(c)	7.4%
Luis A. Rivera	3,285,612	(d)	3.2%
Andrew Richard Blair	1,002,200	(e)	*
Robb Wilson	451,500	(f)	*
Jason Han	400,000	(g)	*
Nicolas De Santis Cuadra	120,968		*
Sean Ryan	162,500	(h)	*
James A. Urry	0	(i)	*
Peter Biro	0		*
Directors and Officers as a group (12 persons)	56,205,406		53.7%
____________________

*	Represents beneficial ownership of less than 1%.

(a)	Information as to the interests of the directors and officers has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations or other entities in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, the address of each director and officer listed is 103 Foulk Rd., Suite 205Q, Wilmington, Delaware 19803.

(b)	LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(c)	Consists entirely of shares held by a family limited partnership, the general partner of which is controlled by Mr. Burt.

(d)	Includes 3,285,612 shares of common stock subject to stock options held by Mr. Rivera on January 30, 2009 and exercisable within 60 days thereafter.

(e)	The shares reported by Mr. Blair consist of 825,000 shares owned by Mr. Blair and his wife, 60,000 owned by Freimark, Blair & Co. pension fund and 117,200 owned by the Blair Family Trust.

(f)	Includes 450,000 shares of common stock subject to stock options held by Mr. Wilson on January 30, 2009 and exercisable within 60 days thereafter.

(g)	Includes 300,000 shares of common stock subject to stock options held by Mr. Han on January 30, 2009 and exercisable within 60 days thereafter.

(h)	Includes 162,500 shares of common stock subject to stock options held by Mr. Ryan on January 30, 2009 and exercisable within 60 days thereafter.

(i)	Does not include the 42,353,126 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of Common Stock to file with the SEC initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The SEC’s rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in the fiscal year ended June 30, 2008.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than June 30, 2008. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not less than 60 days nor greater than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2008, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage-paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2008, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2008, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and any charter for a committee of the Board of Directors by writing to the Corporate Secretary at the address set forth in the previous paragraph.

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the audit committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

Luis A. Rivera
Chief Executive Officer

APPENDIX A

SECOND AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF LYRIS, INC.

     Lyris, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The name of the Corporation is Lyris, Inc. and the Corporation was originally incorporated under the name J. L. Halsey Corporation. The original Certificate of Incorporation was filed with the Delaware Secretary of State on January 14, 2002, and was amended pursuant to the Certificate of Amendment filed with the Delaware Secretary of State on February 1, 2002 (as amended, the “Certificate of Incorporation”).

     2. This Second Amendment to the Certificate of Incorporation (the “Second Amendment”) was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     3. This Second Amendment hereby amends Article FOURTH of the Certificate of Incorporation to add the following paragraphs at the end of clause (A):

     Effective at 5:00 P.M., Central Time, on               , 200 (the “Effective Date”), every xx (xx) shares of Common Stock issued and outstanding immediately prior to such filing (“Outstanding Common Stock”) shall, without any action on the part of the holder thereof, be converted into, and deemed for all purposes to immediately represent, one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests described below. Each certificate representing shares of Outstanding Common Stock shall thereafter represent the number of shares of Common Stock determined in the previous sentence.

     No certificates representing fractional shares of Common Stock will be issued, and, as of the Effective Date of this First Amendment, stockholders otherwise entitled to receive fractions of shares of Common Stock (after aggregating all fractional shares held by such stockholder) shall have no further interest as stockholders with respect to such fractions of shares. The Corporation will pay in cash (without interest) the fair value of fractions of shares of Common Stock that would otherwise result from the reverse stock split based upon the last trade price of the Common Stock on the OTC Bulletin Board on the Effective Date (or, in the event the Common Stock is not traded on the Effective Date, such last trade price on the next preceding day on which the Common Stock is traded).

     4. This Second Amendment shall be effective as of the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Lyris, Inc. has caused this certificate to be signed by the undersigned this          day of           , 2009.

LYRIS, INC.

By:

Luis A. Rivera

Chief Executive Officer